UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report: November 18, 2009
(Date of earliest event reported)
ArcSight, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33923	52-2241535
(Commission File Number)	(IRS Employer Identification No.)

5 Results Way
Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip Code)
(408) 864-2600
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On November 18, 2009, ArcSight, Inc. (the “Company”) and ECI Two Results LLC (the “Landlord”), entered into a First Amendment to Lease (the “Lease Amendment”) modifying certain terms to the Lease Agreement dated as of April 24, 2007 by and between the Company and the Landlord (the “Original Lease”), relating to the Company’s corporate offices located at Five Results Way and Four Results Way, Cupertino, California. The Lease Amendment increases the total size of the Company’s headquarters to approximately 116,000 square feet by adding approximately 37,000 square feet of space on the first and second floors of the building located at Six Results Way (the “Expansion Premises”). The Lease Amendment requires certain improvements to be constructed and installed in the Expansion Premises and the Company and the Landlord expect the Company to take possession of the Expansion Premises on or about May 1, 2010. The Company’s monthly base rent, beginning on May 1, 2010 for the existing premises and on the date the Company takes possession of the Expansion Premises (the “Expansion Date”) for the Expansion Premises, will be set at $2.06 per square foot, a reduction of $0.02 per square foot from the base rent set forth in the Original Lease, and will increase at a rate of 3% per year, rather than the 4% rate under the Original Lease. The term of the Original Lease, which was scheduled to expire on October 31, 2013, is now through 84 months after the Expansion Date. The Company is also entitled to a right of first offer on any other space located at Six Results Way.
          The above description of the Lease Amendment is qualified in its entirety by reference to the full text of the Lease Amendment, a copy of which will be filed as an exhibit to the Company’s next periodic report on Form 10-Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ArcSight, Inc.
By:	/s/ Stewart Grierson
Stewart Grierson
Chief Financial Officer

Date: November 24, 2009